EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he, she or it knows or has reason to believe that such information is not accurate. The undersigned each expressly authorize each other to file any and all amendments to such statement on their behalf. The undersigned agree that this joint filing agreement may be signed in counterparts.

Dated: January 4, 2022

Date: January 4, 2022

SHAH CAPITAL MANAGEMENT, INC.

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah
Title:	President and Chief Investment Officer

Date:	January 4, 2022

SHAH CAPITAL OPPORTUNITY FUND LP

By:	/s/ Himanshu H. Shah
Name:	Himanshu H. Shah
Title:	Managing Member

Date:	January 4, 2022

/s/ Himanshu H. Shah
Himanshu H. Shah